As filed with the Securities and Exchange Commission on October ___, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________________

ACORN FACTOR, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	7371	22-2786081
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

__________________

200 Route 17
Mahwah, New Jersey 07430
(201) 529-2626

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John A. Moore
President and Chief Executive Officer
Acorn Factor, Inc.
200 Route 17
Mahwah, New Jersey 07430
(201) 529-2026

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

COPIES TO

Sheldon Krause, Esq
Eilenberg Krause & Paul, LLP
11 East 44th Street , 17th Floor
New York, New York 10017
(212) 986-9700

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed
		Maximum	Proposed
		Offering	Maximum
Title of Each Class of	Amount	Price Per	Aggregate	Amount of
Securities to be Registered	To be Registered	Security	Offering Price	Registration Fee
Common Stock, par value $0.01 per share	1,216,135	$3.28(1)	$3,988,594.80(1)	$426.78
Common Stock, par value $0.01 per share	424,039(2)	$3.28(1)	$1,390,847.92(1)	$148.82
Common Stock, par value $0.01 per share	120,000(3)	$3.28(1)	$393,600(1)	$42.12
Total			$5,773,042.72(1)	$617.72

(1)
Estimated solely for purposes of calculating the filing fees pursuant to Rule 457(c) under the Securities Act of 1933. Based on the average of the high and low prices per share reported on the OTC Bulletin Board on October 18,2006.

(2)	Represents 424,039 shares of common stock issuable upon the exercise of warrants.

(4)	Represents 120,000 shares of common stock issuuable upon the exercise of an option.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October ___, 2006

PROSPECTUS

ACORN FACTOR, Inc.
(formerly Data Systems & Software Inc.)
____________________

1,760,174 Shares of Common Stock
___________________

This prospectus covers the offer and sale of up to 1,760,174 shares of our common stock from time to time by certain selling security holders named in this prospectus.

The shares being offered by the selling security holders include:

•	1,760,174 million shares of common stock currently held by the selling security holders;
•	424,039 shares of common stock issuable upon the exercise of outstanding warrants; and
•	120,000 shares of common stock issuable upon the exercise of an outstanding option.

We are not offering any shares of common stock.

The selling security holders will receive all of the net proceeds from sales of the common stock registered hereby and will pay all underwriting discounts and selling commissions, if any, applicable to those sales. We will not receive any proceeds from sales of any of these shares. However, we will receive the exercise price of the warrants and the option to the extent they are not exercised subject to their cashless exercise provisions.

The selling security holder may periodically sell the shares directly or through agents, underwriters or dealers. The shares may be sold:

•	in the over-the-counter market, in privately negotiated transactions or otherwise;
•	directly to purchasers or through agents, brokers, dealers or underwriters; and
•	at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

If required, each time the selling securityholder sells shares of common stock, we will provide a prospectus supplement that will contain specific information about the terms of that transaction. We urge you to carefully read this prospectus and any accompanying prospectus supplement before you make an investment decision.

Our common stock is listed on the OTC Bulletin Board under the symbol “ACFN.” On October 18, 2006, the closing price of our common stock was $3.25.

Investing in our securities involves certain risks. You should consider the “Risk Factors” beginning on page 5 in deciding whether to buy any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______ ___, 2006

The terms “ACFN,” the “Company,” “we,” “our” and “us” refer to Acorn Factor, Inc. and its subsidiaries unless the context suggests otherwise. The term “you” refers to a prospective purchaser of our common stock.

EasyBillTM and OncoProTM are trademarks of our dsIT Solutions Ltd subsidiary. Maingate® is a registered trademark and PowerCampTM is a trademark of Comverge, Inc.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negatives thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of these risks and uncertainties are discussed below under the heading “Risk Factors.” We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

RISK FACTORS

Investing in us entails substantial risk. You should consider the following risks and other information contained in this prospectus, information incorporated by reference, and information that we file with the Securities and Exchange Commission from time to time. The information in this prospectus is complete and accurate as of this date, but the information may change after the date of this prospectus.

GENERAL FACTORS

We have a history of operating losses and decreasing cash available for operations.

We have a history of operating losses, although these losses and our use of cash to fund our operating activities have decreased over the years. In 2003, 2004 and 2005, we had operating losses of $5.2 million, $2.6 million and $2.2 million, respectively. Cash used in operations in 2003, 2004 and 2005 was $1.0 million, $0.1 million and $1.7 million, respectively. Our operating losses have increased slightly for the three month and six months ended June 20, 2006. For the six months ended June 30, 2006 we had an operating loss of 1.5 million.

Loss of the services of a few key employees could harm our operations.

We depend on our key management, technical employees and sales personnel. The loss of certain managers could diminish our ability to develop and maintain relationships with customers and potential customers. The loss of certain technical personnel could harm our ability to meet development and implementation schedules. The loss of certain sales personnel could have a negative effect on sales to certain current customers. Most of our significant employees are bound by confidentiality and non-competition agreements. We do not maintain a “key man” life insurance policy on any of our executives or employees. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. If we fail to attract or retain highly qualified technical and managerial personnel in the future, our business could be disrupted.

A failure to integrate our new management may adversely affect us.

We appointed a new chief financial officer and chief accounting officer in December 2005 and a new president and chief executive officer in March 2006. Any failure to effectively integrate our new management and any new management controls, systems and procedures they may implement, could materially adversely affect our business, results of operations and financial condition.

RISKS RELATED TO THE SOFTWARE CONSULTING AND DEVELOPMENT SEGMENT

Failure to accurately forecast costs of fixed-priced contracts could reduce our margins.

When working on a fixed-price basis, we undertake to deliver software or integrated hardware/software solutions to a customer’s specifications or requirements for a particular project. The profits from these projects are primarily determined by our success in correctly estimating and thereafter controlling project costs. Costs may in fact vary substantially as a result of various factors, including underestimating costs, difficulties with new technologies and economic and other changes that may occur during the term of the contract. If, for any reason, our costs are substantially higher than expected, we may incur losses on fixed-price contracts.

Hostilities in the Middle East region may slow down the Israeli hi-tech market and may harm our Israeli operations; our Israeli operations may be negatively affected by the obligations of our personnel to perform military service.

Our software consulting and development services segment is currently conducted in Israel. Accordingly, political, economic and military conditions in Israel may directly affect this segment of our business. Any increase in hostilities in the Middle East involving Israel could weaken the Israeli hi-tech market, which may result in a significant deterioration of the results of our Israeli operations. In addition, an increase in hostilities in Israel could cause serious disruption to our Israeli operations if acts associated with such hostilities result in any serious damage to our offices or those of our customers or harm to our personnel.

Many of our employees in Israel are obligated to perform military reserve duty. In the event of severe unrest or other conflict, one or more of our key employees could be required to serve in the military for extended periods of time. In the past, there were numerous call-ups of military reservists to active duty, and it is possible that there will be additional call-ups in the future. Our Israeli operations could be disrupted as a result of such call-ups for military service.

Exchange rate fluctuations could increase the cost of our Israeli operations.

The sales in this segment stem from our Israeli operations and a significant portion of those sales are in New Israeli Shekels (“NIS”). In addition, many transactions that are linked to the dollar are settled in NIS. The dollar value of the revenues of our operations in Israel will decrease if the dollar is devalued in relation to the NIS during the period from the invoicing of a transaction to its settlement. In addition, significant portions of our expenses in those operations are in NIS, so that if the dollar is devalued in relation to the NIS, the dollar value of these expenses will increase.

One of our major customers has a history of operating deficits and may implement cost-cutting measures that may have a material adverse effect on us.

In 2005, 17% of the software consulting and development segment’s sales (13% and 11% in 2004 and 2003, respectively) and 8% of its billed receivables and unbilled work-in-process at December 31, 2005 (3% at December 31, 2004) were related to the Clalit Health Fund. The Clalit Health Fund is the largest HMO in Israel and one of the largest in the world. The fund has a history of running at a deficit, which in the past has required numerous cost cutting plans and periodic assistance from the Israeli government. Should the fund have to institute additional cost cutting measures in the future, which may include restructuring of its terms of payment, this could have a material adverse effect on the performance of this segment.

We have sold our outsourcing business, which in the past provided our Israeli operations with a steady cash flow; our Israeli operations may be hindered by future cash flow problems.

In August 2005, we sold our outsourcing business, which in the past provided our Israeli operations with a steady cash flow stream, and, in conjunction with bank lines of credit, helped to finance our Israeli operations. Our present operations, as we are currently structured, places a greater reliance on our meeting project milestones in order to generate cash flow to finance our operations. Should we encounter difficulties in meeting significant project milestones, resulting cash flow difficulties could have a material adverse effect on our operations.

If we are unable to keep pace with rapid technological change, our results of operations, financial condition and cash flows may suffer.

Some of our RT and IT solutions are characterized by rapidly changing technologies and industry standards and technological obsolescence. Our competitiveness and future success depends on our ability to keep pace with changing technologies and industry standards on a timely and cost-effective basis. A fundamental shift in technologies in could have a material adverse effect on our competitive position. Our failure to react to changes in existing technologies could materially delay our development of new products, which could result in technological obsolescence, decreased revenues, and/or a loss of market share to competitors. To the extent that we fail to keep pace with technological change, our revenues and financial condition could be materially adversely affected.

RISKS RELATED TO OUR COMVERGE INVESTMENT

We may need to invest additional funds in Comverge in order to avoid dilution of our holdings.

We currently own approximately 24% of Comverge’s outstanding capital stock (76% of Comverge’s common shares and approximately 7% its preferred shares). On October 5, 2006, Comverge filed a registration statement on Form S-1 for the sale of additional shares. Should Comverge complete the sale of shares pursuant to the registration statement, our position in Comverge would be substantially diluted.

Our shares of Comverge common stock may in certain events not share ratably with the Comverge preferred stock.

While we currently hold approximately 24% of Comverge’s outstanding stock, we hold only 7% of the outstanding preferred stock of Comverge.  In certain events, including a merger of sale of the assets of Comverge, the holders of the Comverge preferred stock would generally be entitled to receive a preference payment equal to a multiple of their investment in Comverge before any amounts are paid to the holders of the Comverge common stock.  Since the majority of our Comverge shares holdings consist of common stock, we may not share ratably with Comverge’s other major shareholders.

RISKS RELATED TO OUR SECURITIES

There is only a limited trading market for our common stock and it is possible that you may not be able to sell your shares easily.

There is currently only a limited market for our common stock. Our common stock trades on the OTC Bulletin Board under the symbol “DSSI“ with, until recently, very limited trading volume. We cannot assure you that a substantial trading market will be sustained for our common stock.

Our share price may decline due to the large number of shares of our common stock eligible for future sale in the public market including the shares of the selling security holders.

A substantial number of shares of our common stock are, or could upon exercise of options or warrants, become eligible for sale in the public market as described below. Sales of substantial amounts of our shares of common stock in the public market, or the possibility of these sales, may adversely affect our stock price.

-
As of June 30, 2006 there were 190,000 warrants with a weighted average exercise price of $2.81 and 1,334,152 options with a weighted average exercise price of $2.55 per share, presently exercisable, which if exercised for cash would result in the issuance of an additional 1,524,152 shares of common stock.

-
The selling security holders under this registration statement may sell up to 1,760,174 shares of our common stock, including 424,039 shares which may be issued upon the exercise of warrants held by the selling security holders and 120,000 shares which may be issued upon the exercise of an option by a selling security holder.

The holders of the above options and warrants may be expected to exercise their rights and sell shares of our common stock at a time when we would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these warrants and options.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling security holders. To the extent that the warrants or option are exercised by the selling security holders for cash, rather than by cashless exercise, we will receive proceeds constituting the exercise price of such warrants or option, less warrant solicitation fees in the case of the warrants, if applicable. Any such proceeds received by us through warrant or option exercises will be used for working capital.

SELLING SECURITY HOLDERS

On July 31, 2006, we completed a private placement to investors of 1,200,003 million shares of common stock and warrants to purchase an additional 300,005 shares of common stock. This prospectus covers the sale by the selling security holders from time to time of 1,200,003 million shares issued in the private placement and the 420,006 shares issuable upon exercise of the warrants issued in the private placement, which warrant shares include 120,001 issued to First Montauk Securities Corp, and its agents and assignees, as partial consideration for its role as placement agent and 120,000 shares issuable upon exercise of an option.

The warrants issued in the private placement have an exercise price of $2.78 and are exercisable through July 31, 2011.

On July 20, 2006 we engaged Bibicoff & Associates to provide investor relations services. In connection with the engagement we issued to Bibicoff & Associates an option to purchase 120,000 shares of common stock. Of the 120,000 shares, 40,000 vested on August 1, 2006 and the remainder vest 5,000 shares per month thereafter. The option is exercisable through July 31, 2011 at an exercise price of $2.80 per share.

On August 25, 2006 we completed a private placement of 16,132 shares of common stock and warrants to purchase an additional 4,033 shares. The warrants have an exercise pirce of $2.78 per share and are exercisable through July 31, 2011.

We issued the securities to the selling security holders without registration under the Securities Act of 1933 (the “Securities Act“) in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not invloving a public offering. Prior to issuance, each selling security holder represented to us that it was an accredited investor, as defined in Rule 501 of Regulation D under the Securities Act, and that it was acquiring the securities for investment purposes only and not with a view to, or sale in connection with, any distibution thereof.

 The term "selling security holder" includes (i) each person and entity that is identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part) and (ii) any transferee, donee, pledgee or other successor of any person or entity named in the table that acquires any of the shares of common stock covered by this prospectus in a transaction exempt from the registration requirements of the Securities Act of 1933 and that is identified in a supplement or amendment to this prospectus.

We have listed below:

-	the name of each selling security holder;

-	the number of shares of common stock beneficially owned by the selling security holder as of the date of this prospectus;

-	the maximum number of shares of common stock being offered by each of them in this offering; and

-
the number of shares of common stock to be owned by the selling security holder after this offering (assuming sale of such maximum number of shares) and the percentage of the class which such number constitutes (if one percent or more).

The footnotes to the table identify each selling security holder that is a registered broker-dealer or an affiliate of a registered broker-dealer.

Except as otherwise noted below, during the last three years, no selling security holder has been an officer, director or affiliate of our company, nor has any selling security holder had any material relationship with our company or affilliates during that period. Each selling security holder represented at the closing of the private placement that it did not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, pledge, hypothecate, grant any option to purchase or otherwise dispose of any of the securities. The selling security holders purchased the securities in the ordinary course of business, to the best of our knowledge.

The shares of common stock being offered hereby are being registered to permit public secondary trading, and the selling security holders are under no obligation to sell all or any portion of their shares included in this prospectus. The information contained in the following table is derived from our books and records, as well as from our transfer agent. The following table assumes the sale of all securities included in this prospectus.

Selling Security Holder	Shares Beneficially Owned Prior to Offering	Shares Being Offered	Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Completion of Offering*
David Garceu & Carmen Garceu JT TEN	431,510[1]	141,510[2]	290,000	3.09%
William J. Stegeman	141,510	141,510[3]	0	**
Justin Ort	270,507	125,000[4]	145,507	1.55%
Harvey Bibicoff	303,058	213,750[5]	89,308	**
Dimitrios Balodimos	93,750	93,750[6]	0	**
Jerome Belson	70,755	70,755[7]	0	**
Jonathan Kamen	62,500	62,500[8]	0	**
Michael J. Tobin & Rose Marie Tobin JT TEN	190,170	47,170[9]	143,000	1.52%
Kevin T. Tolbert	47,170	47,170[10]	0	**
Randall McCathren	47,170	47,170[11]	0	**
Carmine T. Santandrea & Barbara J. Santandrea JT TEN	47,170	47,170[12]	0	**
Edward Zale & Roberta Zale JT TEN	47,170	47,170[13]	0	**
Aledarmme, LLC	47,169	47,169[14]	0	**
Brigitte Ferrada Stetson	43,750	43,750[15]	0	**
Morton A. Gruber & Edna G. Gruber JT TEN	65,125	40,125[16]	25,000	**
Awerks Trust (Alan J Werksman TTE)	35,625	35,625[17]	0	**
Warren M Duffy	35,378	35,378[18]	0	**
Hank J. Wolfert & Susie L. Wolfert JT TEN	405,499[19]	28,444[20]	377,055	4.02%
Primum Capital, LLC	23,750	23,750[21]	0	0
Joseph W. Benson	23,585	23,585[22]	0	**
Nathan Steinberg	173,585	23,585[23]	150,000	1.56%
Deborah Mengrone	23,585	23,585[24]	0	**
MIN Capital Corp Retirement Trust	23,585	23,585[25]	0	**
Andrew Brown	21,250	21,250[26]	0	**
Harvey Brown & Barbara Brown JT TEN	21,250	21,250[27]	0	**
Warren S. Cohen & Susan E Cohen JT TEN	18,963	18,963[28]	0	**
Michael Soloman	18,750	18,750[29]	0	**
Ian Wallin	30,000	12,500[30]	17,500	**
Lori Freeman	11,875	11,875[31]	0	**
Albert L. Fierro & Kathleen E. Fierro JT TEN[32]	11,793	11,793[33]	0	**

Selling Security Holder	Shares Beneficially Owned Prior to Offering	Shares Being Offered	Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Completion of Offering*
L. Rowe Driver	11,793	11,793[34]	0	**
Martin Leibowitz Revocable Trust	11,793	11,793[35]	0	**
Michael S. Goodman[36]	11,793	11,793[37]	0	**
Frank I. Goodman	11,793	11,793[38]	0	**
Robert Bradshaw	11,793	11,793[39]	0	**
Samuel M. Zentman[40]	39,121[41]	6,621[42]	32,500	**
Sheldon Krause[43]	41,500[44]	25,000[45]	16,500	**
First Montauk Securities Corp.[45]	72,488	72,488[46]	0	**
Ernest Pellegrino[47]	16,175	16,175[48]	0	**
Victor K. Kurylak[49]	15,019	15,019[50]	0	**
Oppenheimer & Co.[51]	16,318	16,318[52]	0	**

* Based upon 9,385,027 shares outstanding.
**Less than 1%.
1 Includes 290,000 shares held in IRA, pension fund, and profit sharing plan.
2 Includes 28,302 shares issuable upon exercise of warrants to purchase Common Stock.
3 Includes 28,302 shares issuable upon exercise of warrants to purchase Common Stock.
4 Includes 25,000 shares issuable upon exercise of warrants to purchase Common Stock.
5 Includes 18,750 shares issuable upon exercise of warrants to purchase Common Stock and 120,000 shares issuable upon the exercise of an option to purchase Common Stock. Of the shares, 40,000 vested on July 20, 2006, the remainder vest 5,000 per month, every month thereafter. The option is exercisable until July 31, 2011 and has an exercise price of $2.80 per share.
6 Includes 18,750 shares issuable upon exercise of warrants to purchase Common Stock.
7 Includes 14,151 shares issuable upon exercise of warrants to purchase Common Stock.
8 Includes 12,500 shares issuable upon exercise of warrants to purchase Common Stock.
9 Includes 9,434 shares issuable upon exercise of warrants to purchase Common Stock.
10 Includes 9,434 shares issuable upon exercise of warrants to purchase Common Stock.
11 Includes 9,434 shares issuable upon exercise of warrants to purchase Common Stock.
12 Includes 9,434 shares issuable upon exercise of warrants to purchase Common Stock.
13 Includes 9,434 shares issuable upon exercise of warrants to purchase Common Stock.
14 Includes 9,434 shares issuable upon exercise of warrants to purchase Common Stock.
15 Includes 8,750 shares issuable upon exercise of warrants to purchase Common Stock.
16 Includes 8,025 shares issuable upon exercise of warrants to purchase Common Stock.
17 Includes 7,125 shares issuable upon exercise of warrants to purchase Common Stock.
18 Includes 7,076 shares issuable upon exercise of warrants to purchase Common Stock.
19 Includes 377,055 shares held individually by Hank J. Wolfert.
20 Includes 5,689 shares issuable upon exercise of warrants to purchase Common Stock.
21 Includes 4,750 shares issuable upon exercise of warrants to purchase Common Stock.
22 Includes 4,717 shares issuable upon exercise of warrants to purchase Common Stock.
23 Includes 4,717 shares issuable upon exercise of warrants to purchase Common Stock.
24 Includes 4,717 shares issuable upon exercise of warrants to purchase Common Stock.
25 Includes 4,717 shares issuable upon exercise of warrants to purchase Common Stock.

26Includes 4,250 shares issuable upon exercise of warrants to purchase Common Stock.
27 Includes 4,250 shares issuable upon exercise of warrants to purchase Common Stock.
28 Includes 3,793 shares issuable upon exercise of warrants to purchase Common Stock.
29 Includes 3,750 shares issuable upon exercise of warrants to purchase Common Stock.
30 Includes 2,500 shares issuable upon exercise of warrants to purchase Common Stock.
31 Includes 2,375 shares issuable upon exercise of warrants to purchase Common Stock.
32 Selling security holder is an affiliate of a registered broker dealer who (i) purchased the shares being registered for resale in the ordinary course of business and (ii) at the time of the purchase, the selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
33 Includes 2,359 shares issuable upon exercise of warrants to purchase Common Stock.
34 Includes 2,359 shares issuable upon exercise of warrants to purchase Common Stock.
35 Includes 2,359shares issuable upon exercise of warrants to purchase Common Stock.
36 Selling security holder is an affiliate of a registered broker dealer who (i) purchased the shares being registered for resale in the ordinary course of business and (ii) at the time of the purchase, the selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
37 Includes 2,359 shares issuable upon exercise of warrants to purchase Common Stock.
38 Includes 2,359 shares issuable upon exercise of warrants to purchase Common Stock.
39 Includes 2,359 shares issuable upon exercise of warrants to purchase Common Stock.
40 Mr. Zentman is a member of the Board of Directors of the Company and its Audit Committee.
41 Includes (i) 7,500 currently exercisable options (ii) 25,000 options that will vest on September 15, 2006, and (iii) 1,324 shares issuable upon exercise of warrants to purchase Common Stock.
42 Includes 1,324 shares issuable upon exercise of warrants to purchase Common Stock.
43 Mr. Krause serves as Secretary and General Counsel to the Company.
44 Includes 10,000 currently exercisable opions.
45 Includes 5,000 shares issuable upon exercise of warrants to purchase Common Stock.
46 First Montauk is a registered broker dealer and NASD member brokerage firm. Victor Kurylak, the Chief Executive Officer of First Montauk, has the control and power to vote and/or sell the securities.
47 Represents 72,488 shares issuable upon the exercise of warrants to purchase Common Stock, issued to First Montauk as partial consideration for its services as placement agent in the Company’s recently completed private offering.
48 Affiliate of a registered broker dealer. Mr. Pellegrino is Director of Corporate Finance of First Montauk Securities Corp.
49 Represents 16,175 shares issuable upon the exercise of warrants to purchase Common Stock assigned to Mr. Pellegrino by First Montauk Securities Corp.
50 Affiliate of a registered broker dealer. Mr. Kurylak is President and CEO of First Montauk Securities Corp.
51 Represents 15,019 shares issuable upon the exercise of warrants to purchase Common Stock assigned to Mr. Kurylak by First Montauk Securities Corp.
52 Registered broker dealer.
53 Represents 16,318 shares issuable upon the exercise of warrants to purchase Common Stock, which warrants represent 6.5% of the shares placed by Oppenheimer and Co. as selling agent in the private placement pursuant to a selling agent agreement entered into with First Montauk Securities Corp.

PLAN OF DISTRIBUTION

Plan of Distribution

On and after the date of this prospectus, the selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits a purchaser;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately negotiated transactions;
• short sales;
• broker-dealers may agree with the selling securityholder to sell a specified number of such shares at a stipulated price per share;
• a combination of any such methods of sale; and
• any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holder and any broker-dealers or agents that are involved in selling the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling security holders have informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

Certain of the selling security holders are registered broker-dealers or affiliates of registered broker dealers as indicated under “Selling Security Holders.” Any selling security holder that is a registered broker-dealer or itts affiliate will be considered an “underwriter” within the meaning of the Securities Act in connection with the sale of securities pursuant to this prospectus and any commissions received by such broker-dealer and any profit on the resale of the shares purchased by it may be deemed to be underwriting commissions or discounts under the Securities Act.

First Montauk Securities Corp, Inc., is a registered broker dealer and NASD member firm. First Montauk Securities Corp served as placement agent in our recently completed private placement offering, and received, in addition to cash commissions, warrants to purchase an aggregate of 120,001 shares of our common stock with an exercise price of $2.78 per share (the “First Montauk Securities Corp Warrants”). Of these warrants to purchase 120,001 shares of our common stock, First Montauk Securities Corp assigned 31,194 to its officers and 16,318 to Oppenheimer & Co., a registered broker dealer and NASD member firm, as allowed under NASD Rule 2710 (g)(2). The warrants to purchase 16,318 shares of our common stock assigned to Oppenheimer & Co., were assigned as partial compensation for its participation as selling agent in the private placement pursuant to an agreement between First Montauk Securities Corp. and Oppenheimer & Co. The registration statement of which this prospectus forms a part includes the shares underlying the warrants held by First Montauk Securities Corp, its officers, and Oppenheimer & Co.

The First Montauk Securities Corp Warrants expire on July 31, 2011. The 120,001 shares of common stock issued or issuable upon conversion of the First Montauk Securities Corp Warrants are restricted from sale, transfer, assignment, pledge or hypothecation or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the Registration Statement of which this prospectus forms a part except as permitted under NASD Rule 2710 (g)(1) and (2).

In addition to fees paid to First Montauk Securities Corp as placement agent in the private placement, they are also entitled to the payment of a warrant solicitation fee equal to 5% of the exercise price of the warrants issued to the selling security holders, excluding themselves, their officers, and Oppenheimer and Co. Such fees shall be paid in accordance with the applicable rules of the NASD.

  First Montauk Securities Corp has indicated to us its willingness to act as selling agent on behalf of certain of the selling security holders named in the Prospectus under "Selling Security Holders." that purchased our privately placed securities. All shares sold, if any, on behalf of selling security holder by First Montauk Securities Corp would be in transactions executed by First Montauk Securities Corp on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 4% of the gross proceeds. First Montauk Securities Corp does not have an underwriting agreement with us and/or the selling security holders and no selling security holders are required to execute transactions through First Montauk Securities Corp. Further, other than their existing brokerage relationship as customers with First Montauk Securities Corp,  no selling security holder has any pre-arranged agreement with First Montauk Securities Corp to sell their securities through First Montauk Securities Corp. No NASD member firm shall be entitled to receive more than 8% compensation determined under NASD rules (specifically NASD Rule 2710) in connection with the resale of the securities by the selling security holders.

NASD Notice to Members 88-101 states that in the event a selling  shareholder intends to sell any of the shares registered for resale in this Prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

-	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

-	the complete details of how the selling security holders shares are and will be held, including location of the particular accounts;

-
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling security holders, including details regarding any such transactions; and

-
in the event any of the securities offered by the selling security holders are sold, transferred, assigned or hypothecated by any selling security holder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this Prospectus available to the selling security holders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act.

We have entered into agreements with the selling security holders providing registration rights and are required to pay all fees and expenses incident to the registration of the shares of our common stock that are covered by this prospectus, but not including underwriting discount, concessions, commissions or fees of the selling security holders. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, that arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission in this registration statement (or any supplement or amendment) except if the untrue statement or omission is from information furnished to us by the selling security holders in writing specifically for use in this registration statement (or any supplement or amendment).

LEGAL MATTERS

The validity of the shares of Common Stock which may be offered pursuant to this prospectus has been passed upon by Eilenberg Krause & Paul LLP, counsel to the Company. Sheldon Krause, a partner of Eilenberg Krause & Paul LLP, is our Secretary and General Counsel.

EXPERTS

The financial statements incorporated in this prospectus by reference to Amendment No. 2 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The financial statements of Comverge, Inc., an equity affiliate, which have been incorporated in this prospectus by reference to Amendment No. 2 on Form 10-K/A to our  Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting..

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The infornation incorporated by reference is considered to be a part of this prospectus.

We incorporate by reference the following documents:

-
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on April 11, 2006, as amended by Amendment No. 1 on Form 10-K/A filed on June 1, 2006, and as further amended by Amendment No. 2 on Form 10-K/A filed on October 19, 2006;

-	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2006, filed on May 19, 2006;

-	Our Quarterly Report on Form 10-Q for the three months ended June 30, 2006, filed on August 11, 2006;

-	The description of our common stock contained in our registration statement on Form 8-A, declared effective by the SEC in February 11, 1992;

-	Our Current Report on Form 8-K/A filed on May 12, 2006;

-	Our Current Reports on Form 8-K filed on May 16, 2006, July 20, 2006, July 28, 2006, August 4, 2006, August 23, 2006, September 22, 2006, October 11, 2006, and October 12, 2006.

You may request a free copy of these documents by writing to Terri MacInnis, Director of Investor Relations, Bibicoff & Associates, Inc. 15165 Ventura Blvd., #425, Sherman Oaks, CA 91403, or by calling 818.379.8500 .

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can obtain copies of our SEC filings at prescribed rates from the SEC Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

You can read and print press releases, financial statements, our most recent annual and quarterly reports and additional information about us, free of charge, at our web site at http://www.acornfactor.com.

This prospectus is a part of a registration statement on Form S-1 filed by us with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of our common stock offered hereby, please refer to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above. Statements in this prospectus about any document filed as an exhibit are not necessarily complete and, in each instance, you should refer to the copy of such document filed with the SEC. Each such statement is qualified in its entirety by such reference.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The Registrant will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee	$618
Legal fees and expenses	35,000
Accounting fees and expenses	4,000
Miscellaneous expenses	2,500
Total	$42,118

Item 14.  Indemnification of Directors and Officers.

The Certificate of Incorporation, as amended, and the Amended Bylaws of the Registrant provide that the Registrant shall indemnify its officers, directors and certain others to the fullest extent permitted by the General Corporation Law of Delaware (“DGCL”). Section 145 of the DGCL provides that the Registrant, as a Delaware corporation, is empowered, subject to certain procedures and limitations, to indemnify any person against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (including a derivative action) in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant (each, an “Indemnitee”); provided that the right of an Indemnitee to receive indemnification is subject to the following limitations: (i) an Indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an Indemnitee is not entitled to indemnification in the event that he is judged to be liable to the Company (unless and only to the extent that the court determines that the Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Pursuant to Section 145 of the DGCL, the Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

In accordance with Section 102(b)(7) of the DGCL, the Certificate of Incorporation of the Registrant eliminates personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as a director, with certain limited exceptions set forth in Section 102(b) (7) of the DGCL.

The Registrant has entered into an indemnification agreement with all of its present officers and directors and plans to enter into such agreements with all future officers and directors. The terms of the agreement require that the Registrant maintain a minimum level of insurance coverage for claims against officers and directors and that the Registrant indemnify the officer and/or director against claims against them that arise in their service on behalf of the Registrant.

Item 15.  Recent Sales of Unregistered Securities.

In July 2006, we completed a private placement of our Common Stock, resulting in the issuance of 1,200,003 shares of Common Stock. In connection with the closing, we entered into subscription agreements with certain accredited investors for the purchase of the shares at a purchase price of $2.65 per share, resulting in gross proceeds of $3,180,000. By the terms of the subscription agreements, each subscriber, in addition to the Common Stock purchased, received a warrant exercisable for the purchase of 25% of the number of shares purchased, resulting in the issuance of warrants to purchase 300,005 shares. The warrants are exercisable for shares of our Common Stock for a period of five years at an exercise price of $2.78 per share and are redeemable by us in certain circumstances.

In connection with the offering, we retained a registered broker-dealer to serve as placement agent. In accordance with the terms of the agreement, the placement agent received a 7% selling commission, 3% management fee, and 1% advisory fee of the gross proceeds of the offering. In addition, the placement agent received warrants with the same terms as those issued to the subscribers exercisable for the purchase of 10% of the number of shares purchased in the offering.

Out of the gross proceeds received at the closings, we paid the placement agent commissions and expenses of approximately $350,000 and incurred legal and other costs of approximately $133,000. In addition, we issued to the placement agent warrants to purchase 120,001 shares of Common Stock on the same terms as those issued to the subscribers.

On August 8, 2006 we engaged Bibicoff & Associates to provide investor relations services. In connection with the engagement we issued to Bibicoff & Associates an option to purchase 120,000 shares.

On August 25, 2006 we issued 16,132 shares of common stock and a warrant to purchase 4,033 shares in a private placement.

On October 3, 2006, we engaged the services of financial advisors. In connection with the engagement we issued warrants to purchase 50,000 shares.

The issuance and sale of the above securities were made to accredited investors in reliance upon the exemption provided in Section 4(2) of the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits — See Exhibit Index on page II-5.

Item 17.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B (230.430B of this chapter):

A.
Each prospectus filed by the registrant pursuant to shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to , , or as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to , , or (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter),, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

No.
3.1
Certificate of Incorporation of the Registrant, with amendments thereto (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 33-70482) (the “1993 Registration Statement”)).

3.2	By-laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 33-44027) (the “1992 Registration Statement”)).
3.3	Amendments to the By-laws of the Registrant adopted December 27, 1994 (incorporated herein by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K dated January 10, 1995).
4.1	Specimen certificate for the Common Stock (incorporated herein by reference to Exhibit 4.2 to the 1992 Registration Statement).
4.2
Warrant to Purchase Common Stock of the Registrant, dated October 12, 1999 (incorporated herein by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000 (the “2000 10-K”)).

4.3
Securities Purchase Agreement, dated as of June 11, 2002, by and among the Registrant, Databit, Inc. and Laurus Master Fund, Ltd. (“Laurus”) (including the forms of convertible note and warrant) (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated June 11, 2002).

4.4
Purchase and Security Agreement, dated as of December 4, 2002, made by and between Comverge (“Comverge”) and Laurus (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated December 5, 2002 (the “December 2002 8-K”)).

4.5
Convertible Note, dated December 4, 2002, made by and among Comverge, Laurus and, as to Articles III and V only, the Registrant (incorporated herein by reference to Exhibit 10.2 to the December 2002 8-K).

4.6	Common Stock Purchase Warrant, dated December 5, 2002, issued by the Registrant to Laurus (incorporated herein by reference to Exhibit 10.3 to the December 2002 8-K).
4.7	Registration Rights Agreement, dated as of December 4, 2002, by and between the Registrant and Laurus (incorporated herein by reference to Exhibit 10.4 to the December 2002 8-K).
4.8	Form of Warrant (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).
#5.1	Opinion of Eilenberg Krause & Paul LLP.
10.1
Employment Agreement between the Registrant and George Morgenstern, dated as of January 1, 1997 (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997 (the “1997 10-K”)).

10.2
Employment Agreement between the Registrant and Yacov Kaufman, dated as of January 1, 1999 (incorporated herein by reference to Exhibit 10.22 of the Registrants Annual Report on Form 10-K for the year ended December 31, 1999 (the “1999 10-K”)).

10.3	1991 Stock Option Plan (incorporated herein by reference to Exhibit 10.4 to the 1992 Registration Statement).
10.4	1994 Stock Incentive Plan, as amended. (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004(the “2004 10-K”)).
10.5	1994 Stock Option Plan for Outside Directors, as amended (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Form 10-K for the year ended December 31, 1995 (the “1995 10-K”)).
10.6	1995 Stock Option Plan for Non-management Employees, as amended (incorporated herein by reference to Exhibit 10.6 to the 2004 10-K).
10.7	Agreement dated January 26, 2002, between the Registrant and Bounty Investors LLC (incorporated herein by reference to Exhibit 10.12 to the 2000 10-K).

No.
10.8	Lease Agreement, dated February 5, 2002, between Duke-Weeks Realty Limited Partnership and Comverge, (incorporated herein by reference to Exhibit 10.13 to the 2000 10-K).
10.9
Share Purchase Agreement, dated as of November 29, 2001, by and among the Registrant, Decision Systems Israel Ltd., Endan IT Solutions Ltd., Kardan Communications Ltd., Neuwirth Investments Ltd., Jacob Neuwirth (Noy) and Adv. Yossi Avraham, as Trustee for Meir Givon (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated December 13, 2001).

10.10
Registration Rights Agreement, dated as of December 13, 2002, by and among the Registrant, Kardan Communications Ltd. and Adv. Yossi Avraham, as Trustee for Meir Givon (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated December 13, 2001).

10.11
First Amendment to Employment Agreement, dated as of May 17, 2002, by and between the Registrant and George Morgenstern (incorporated herein by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).

10.12
Agreement, dated as of February 25, 2003, between the Registrant and J.P. Turner & Company, L.L.C. (incorporated herein by reference to Exhibit 10.25 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “2002 10-K”).

10.13
Second Amendment to Employment Agreement, dated as of March 12, 2002, between the Registrant and George Morgenstern (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

10.14
Amendment to Employment Agreement, dated as of June 1, 2002, between the Registrant and Yacov Kaufman (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

10.15
Preferred Stock Purchase Agreement, dated as of April 7, 2003, by and among Comverge, the Registrant and the other investors named therein (incorporated herein by reference to Exhibit 10.29 to the 2002 10-K).

10.16
Investors’ Rights Agreement, dated as of April 7, 2003, by and among Comverge, the Registrant and the investors and Comverge management named therein (incorporated herein by reference to Exhibit 10.30 to the 2002 10-K).

10.17
Co-Sale and First Refusal Agreement, dated as of April 7, 2003, by and among Comverge, the Registrant and the investors and stockholders named therein (incorporated herein by reference to Exhibit 10.31 to the 2002 10-K).

10.18	Voting Agreement, dated as of April 7, 2003, by and among Comverge, the Registrant and the other investors named therein (incorporated herein by reference to Exhibit 10.32 to the 2002 10-K).
10.19	Letter Agreement, dated as of April 1, 2003, by and between the Registrant and Laurus (incorporated herein by reference to Exhibit 10.33 to the 2002 10-K).
10.20
Employment Agreement dated as of August 19, 2004 and effective as of January 1, 2004 by and between the Registrant and Shlomie Morgenstern (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10.21
Restricted Stock Award Agreement dated as of August 19, 2004, by and between the Registrant and Shlomie Morgenstern (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10.22
Stock Option Agreement dated as of August 19, 2004, by and between Shlomie Morgenstern and the Registrant (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10.23
Second Amended and Restated Co-Sale And First Refusal Agreement dated as of October 26, 2004, by and among Comverge, Inc., the Registrant and other persons party thereto (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

No.
10.24
Third Amendment to Employment Agreement, dated as of December 30, 2004, between the Registrant and George Morgenstern(incorporated herein by reference to Exhibit 10.34 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 (the “2004 10-K”).

10.25	Form of Stock Option Agreement to employees under the 1994 Stock Incentive Plan(incorporated herein by reference to Exhibit 10.35 of the 2004 10-K).
10.26	Form of Stock Option Agreement under the 1994 Stock Option Plan for Outside Directors (incorporated herein by reference to Exhibit 10.36 of the 2004 10-K).
10.27	Form of Stock Option Agreement under the 1995 Stock Option Plan for Nonmanagement Employees (incorporated herein by reference to Exhibit 10.37 of the 2004 10-K).
10.28	Stock Option Agreement dated as of December 30, 2004 by and between George Morgenstern and the Registrant (incorporated herein by reference to Exhibit 10.38 of the 2004 10-K).
10.29	Stock Option Agreement dated as of December 30, 2004 by and between Yacov Kaufman and the Registrant (incorporated herein by reference to Exhibit 10.39 of the 2004 10-K).
10.30	Stock Option Agreement dated as of December 30, 2004 by and between Sheldon Krause and the Registrant (incorporated herein by reference to Exhibit 10.35 of the 2004 10-K).
10.31
Stock Purchase Agreement dated as of March 9, 2006 by and between Shlomie Morgenstern, Databit Inc., and Data Systems & Software Inc. (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated March 10, 2006 (the “March 2006 8-K”)).

10.32
Termination and Release Agreement dated as of March 9, 2006 by and between Shlomie Morgenstern and Data Systems and Software Inc. (incorporated herein by reference to Exhibit A to Exhibit 10.1 to the March 2006 8-K).

10.33
Amendment Agreement to GM Employment Agreement dated as of March 9, 2006 by and between George Morgenstern and Data Systems & Software Inc. (incorporated herein by reference to Exhibit B to Exhibit 10.1 to the March 2006 8-K).

10.34
Amendment Agreement to Purchaser Option Agreements and Restricted Stock Award Agreement dated as of March 9, 2006 by and between Shlomie Morgenstern and Data System’s and Software Inc. (incorporated herein by reference to Exhibit C to Exhibit 10.1 to the March 2006 8-K).

10.35
Amendment Agreement to GM Option Agreements and Restricted Stock Agreement dated as of March 9, 2006 by and between George Morgenstern and Data System’s & Software Inc. (incorporated herein by reference to Exhibit D to Exhibit 10.1 to the March 2006 8-K).

10.36	Consulting Agreement dated as of March 9, 2006 by and between George Morgenstern and Data Systems & Software Inc. (incorporated by reference to Exhibit E to Exhibit 10.1 to the March 2006 8-K).
10.37	Form of Consent Agreement (incorporated herein by reference to Exhibit F to Exhibit 10.1 to the March 2006 8-K.).
10.38	Form of Subscription Agreement (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).
10.39
Placement Agent Agreement between First Montauk Securities Corp. and Data Systems & Software Inc. dated June 13, 2006 (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).

10.40	Form of Common Stock Purchase Agreement (incorporated herein by reference to Exhibit 10.1 to the Registrants Current Report on Form 8-K dated August 17, 2006 ( the “August 2006 8-K“)).
10.41	Form of Note Purchase Agreement with Form of Convertible Promissory Note attached (incorporated herein by reference to Exhibit 10.2 to the August 2006 8-K).
10.42	Form of Stock Purchase Agreement (incorporated herein by reference to Exhibit 10.3 to the August 2006 8-K).

No.
10.43	Form of Investors’ Rights Agreement (incorporated herein by reference to Exhibit 10.4 to the August 2006 8-K).
10.44	Form of Non-Plan Option Agreement (incorporated herein by reference to Exhibit 10.5 to the August 2006 8-K).
14.1	Code of Ethics of the Registrant (incorporated herein by reference to Exhibit 14.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).
21.1	List of subsidiaries. (incorporated herein by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005).
#23.1	Consent of Kesselman & Kesselman CPA.
#23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Eilenberg & Krause LLP (included in Exhibit 5.1 hereto).
________________
# This Exhibit is filed or furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Mahwah, New Jersey, on this 20th day of October, 2006.

ACORN FACTOR, INC.

By:	/s/ John A. Moore
John A. Moore
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated

Signature	Title	Date
/s/ George Morgenstern
George Morgenstern	Chairman of the Board; Director	October 20, 2006
/s/ John A. Moore
John A. Moore	President and Chief Executive Officer; Director (Principal Executive Officer)	October 20, 2006
/s/ Michael Barth
Michael Barth	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 20, 2006
/s/ Richard Rimer
Richard Rimer /s/ Richard J. Giacco	Director	October 20, 2006
Richard J. Giacco /s/ Kevin P. Wren	Director	October 20, 2006
Kevin P. Wren /s/ Samuel Zentman	Director	October 20, 2006
Samuel Zentman	Director	October 20, 2006